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                                                                    Exhibit 99.2


SAVE THE WORLD AIR, INC. ANNOUNCES LICENSE AGREEMENT WITH TEMPLE UNIVERSITY Monday, July 12, 2:00 pm ET

SAN DIEGO--(BUSINESS WIRE)--July 12, 2004--Mr. Edward Masry, Chairman and Chief Executive Officer of Save The World Air, Inc. (Pink Sheets: ZERO - News) today announced the Company has entered into a license agreement with Temple University in Philadelphia, Pennsylvania.

This undertaking relates to commercialization of myriads of products that the Company hopes will be widely accepted by the petroleum industry. The Company has applied for patent protection for this new technology. Use of these new SWA products may extend the life of world oil reserves and be beneficial in reducing future damage to the world's ecology, threatened by oil exploration.

The Company expects that by mid-2005 the feasibility study, including market assessment and the theoretical and engineering evaluations, will have been completed. If at that time the Company determines the products are both practical to engineer and will be accepted by the petroleum industry, the Company may then proceed with the design of prototypes, a demonstration program and the commercialization of these products.

Mr. Masry stated, "We expect that the technology explored in this new endeavor with Temple University will complement the Company's existing business of developing devices designed to reduce combustion engine air pollution. If successful, we think that this technology will help slow the rate of oil exploration and represent another way for the Company to help protect the environment, as well as prove financially beneficial to the company."


Save The World Air Inc. was created to develop, manufacture and market devices using proprietary technologies that can be installed on internal combustion engines to reduce harmful emissions, improve fuel efficiency and/or performance.


Safe Harbor Statement: The statements contained herein, which are not historical, are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements, including, but not limited to, the Company's ability to market its technologies and devices and future customer acceptance for these products and services and other risks set forth in the Company's filings and future filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003.



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Contact:
     Save The World Air, Inc.
     Edward Masry, 818-487-8000
     www.savetheworldair.com